Exhibit 99.02

Financial Contact: John Riley GoRemote Internet Communications (408) 965-1377 investor@GoRemote.com

Media Contact: Bethany Sebra GoRemote Internet Communications (408) 965-1127 bsebra@GoRemote.com

GoRemote Announces Second Quarter 2004 Financial Results

Second Quarter Revenues Increase 27 Percent to $12.5 Million over Second Quarter 2003

Company Signs more than 20 New Enterprise and VAR Customers, Increases Broadband Revenues

Enterprise and VAR Revenues Grew 13 Percent over Prior Quarter to $6.1 Million

MILPITAS, Calif., - August 2, 2004 - GoRemote Internet Communications, Inc. (Nasdaq: GRIC), formerly GRIC Communications, Inc., a leading provider of managed remote access solutions, announced that its revenues for the second quarter of 2004 increased 27 percent to $12.5 million, compared with $9.9 million in the second quarter of 2003.  Net loss in the second quarter of 2004 was $3.8 million, or $0.09 per share, compared with a net loss of $376,000, or $0.02 per share, in the second quarter of 2003.   Overall gross margins were 60 percent in the second quarter of 2004, compared with 55 percent in the second quarter of 2003.

“GoRemote’s strong focus on the enterprise market led to 13 percent sequential growth in enterprise and value-added reseller (VAR) revenues during the second quarter.  We acquired over 20 new enterprise and VAR accounts, increased enterprise and VAR revenues on a combined basis as a percentage of total revenues to 49%, and generated approximately 31% of our revenues from broadband and Wi-Fi services,” said Hong Chen, Chairman.  “We continue to transition our business toward the growing enterprise market and away from our historic reliance on the service provider channel and usage-based dial-up revenues.  It is well known in our industry that demand for wholesale dial-up access has been declining and pricing has softened, principally due to a shift towards broadband access.  We believe, however, that the rate of decline in dial-up revenues from service providers is beginning to stabilize.”

“Our second quarter results reflect the Company’s continued investment in key areas to strengthen our ability to market, sell, and deliver our value-added solutions to large multinational enterprises. These investments are designed to simplify the process of implementing our services and accelerate our ability to generate revenues from new enterprise accounts.  We are delivering valuable managed remote access solutions to today’s demanding enterprise customers and building a strong foundation for future success,” added Chen.

New Enterprise and VAR Customers

The more than 20 new enterprise customers and VARs that GoRemote signed in the second quarter include Johnson & Johnson, Emirates Group, Hallmark Cards, Inc., Kraft Foods International, and UBS Financial Services.  These new enterprise customers join GoRemote’s growing roster of worldwide enterprise customers that already includes Procter & Gamble, Merrill Lynch, Charles Schwab, Philip Morris USA, Bristol-Myers Squibb, Novartis, Schering-Plough, Lockheed Martin Corp., Stanley Works, VeriSign, and many others.  VAR agreements signed during the second quarter included Toshiba America Information Systems.

At the end of the second quarter of 2004, more than 230 enterprises were direct GoRemote customers.  GoRemote’s customer portfolio contains some of the world’s largest and best-known Global 2000 and Fortune 1000 enterprises, many of which are leaders in their respective industries and market segments. Revenues from enterprise customers and VARs on a combined basis comprised 49% of the Company’s overall revenue mix in the second quarter.  The Company expects this percentage to continue to increase in future quarters.

The Company reported that there were approximately 161,000 individual end users of its services in the month of June 2004 and that more than 40 percent of the Company’s revenues came from monthly subscriptions or from customer commitments.

Growing Broadband Revenues

In addition to expanding its roster of enterprise and VAR customers in the second quarter of 2004, GoRemote also increased the percentage of its revenues that are generated from broadband and Wi-Fi related services. Approximately 31 percent of GoRemote’s revenues were generated from broadband and Wi-Fi related services in the second quarter of 2004 as compared to 25 percent in the prior quarter.

The GoRemote Global Network is the world’s largest access network, and includes over 7,300 unique Wi-Fi venues with Wi-Fi access in 45 countries.  The Company also has 1,400 Ethernet locations, primarily in hotel chains like the Marriott, Hyatt, Hilton, Four Seasons, Novotel and Mandarin. Following the deployment of currently signed agreements, the number of mobile broadband access points in the GoRemote Global Network will increase to more than 15,000. Its extensive aggregated broadband footprint also includes DSL and cable coverage throughout North America.  In addition to this leading broadband footprint, the GoRemote Global Network includes more than 33,000 dial-up access locations worldwide in 150 countries and territories.

The Company reported that it increased deferred revenues by approximately $1.4 million during the second quarter of 2004, comprised principally of broadband service installation revenues that will be recognized over the next 24 months.

Separately, the Company announced the appointment of Tom Thimot, formerly Vice President of Sales and Service of Netegrity, Inc. (Nasdaq: NETE), as the new President and Chief Executive Officer of GoRemote.  It also announced the resignation of Bharat Davé from these positions in order to pursue other interests.

BUSINESS OUTLOOK

The Company will not be providing a Business Outlook at this time.  The Company indicated that within thirty days Mr. Thimot intends to publicly announce the Company’s plan to return to profitability and build sustainable revenue growth.

The statements by Hong Chen, and the Company’s statements about revenue trends and business outlook, are forward-looking statements that involve risks and uncertainties. Factors that could cause such statements to be inaccurate include: the possibility that demand for our services in the service provider market will decrease at a rate faster than currently anticipated and thus cause our revenues to decline; possible interruptions to our business and unforeseen delays or issues in the deployment and use of our services by customers that may result from the change in our executive leadership; the possibility that the market for our offerings will not develop as rapidly as anticipated or in the direction anticipated, or that product or service launches will be delayed; the possibility that deployment of our services to newly acquired enterprise customers will take longer or result in lower revenue levels than projected; and the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

Following the publication of its quarterly earnings release, GoRemote will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At the same time, GoRemote will keep its earnings release publicly available on its Web site (www.GoRemote.com). As of today, GoRemote has not provided an outlook for future periods.

Towards the end of each fiscal quarter, GoRemote will observe a “Quiet Period” when it no longer publishes or updates information about GoRemote’s current expectations. During the Quiet Period GoRemote representatives will not comment concerning GoRemote’s financial results or expectations. The Quiet Period will extend until the day when GoRemote’s next quarterly earnings release is published. For the third quarter, the Quiet Period will be September 15, 2004 through November 1, 2004.

About GoRemote

GoRemote Internet Communications, Inc. (NASDAQ: GRIC) is the world’s leading provider of secure remote access solutions for distributed enterprises. GoRemote provides a comprehensive portfolio of managed remote access solutions for mobile office, teleworker/home offices, and branch office/retail environments. The GoRemote Global Network™ is the world’s largest access network with more than 40,000 wired and wireless access points in over 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1.408.955.1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker/Home Office, GoRemote Branch Office, GoRemote Global Network, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners

GoRemote Internet Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues	$12,535	$9,858	$25,495	$19,349

Costs and expenses:

Cost of revenues	5,014	4,442	10,307	8,807
Network and operations	2,300	824	4,605	1,771
Research and development	1,235	554	2,402	1,199
Sales and marketing	5,678	3,312	10,741	6,009
General and administrative	1,638	1,225	3,228	2,625
Amortization of stock-based compensation & intangibles	490	20	980	61
Restructuring benefit		(79)		(79)
Total costs and expenses	16,355	10,298	32,263	20,393

Loss from operations	(3,820)	(440)	(6,768)	(1,044)

Other income (expense), net	19	75	112	66

Operating loss before income taxes	(3,801)	(365)	(6,656)	(978)

Provision for income taxes	34	11	56	19

Net loss attributable to common stockholders	$(3,835)	$(376)	$(6,712)	$(997)

Basic and diluted net loss per share	$(0.09)	$(0.02)	$(0.16)	$(0.05)

Shares used in per share basic and diluted calculation	40,862	21,255	40,169	20,992

GoRemote Internet Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
Assets

Cash, cash equivalents and short-term investments	$21,005	$25,212
Accounts receivable, net	6,891	7,446
Inventory	147	158
Other current assets	2,119	1,435

Total current assets	30,162	34,251

Property and equipment, net	2,178	2,009
Goodwill	46,680	46,680
Purchased intangible assets	6,717	7,467
Other assets	1,302	721

Total Assets	$87,039	$91,128

Liabilities and Stockholders' Equity

Accounts payable	$5,732	$7,205
Deferred revenue	1,903	661
Other current liabilities	2,731	2,016

Total current liabilities	10,366	9,882

Deferred revenue	1,109	114

Total stockholders' equity	75,564	81,132

Total Liabilities and Stockholders' Equity	$87,039	$91,128